THORNBURG INVESTMENT TRUST 485BPOS

Exhibit 99.(g)(2)

Execution Version

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment, made as of May 29, 2019 and effective as of June 3, 2019 (the “Amendment”), is entered into by and between, State Street Bank and Trust Company, (the “Custodian”) and each management investment company and series party to or which becomes a party to the Agreement (as defined below) (currently identified on Appendix A) (in each case, a “Fund” or collectively, the “Funds”). Capitalized terms defined in the Agreement (as defined below) have the same meanings herein as therein.

WHEREAS, the Custodian and the Funds entered into a Master Custodian Agreement dated as of April 12, 2018 and effective as of January 1, 2018 (the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A.

2.	The Agreement is amended by adding the following as Section 6.A:

Section 6a.         Contractual Settlement Services (Purchase/Sales).

Section 6A.1 General. The Custodian shall, in accordance with the terms set out in this Section 6A, debit or credit the appropriate deposit account of each Portfolio on a contractual settlement basis in connection with the purchase of securities or other financial assets for the Portfolio or the receipt of the proceeds of the sale or redemption of securities or other financial assets.

Section 6A.2 Provision of Services. The services described in Section 6A.1 (the “Contractual Settlement Services”) shall be provided for the securities and other financial assets and in such markets as the Custodian may advise from time to time. The Custodian may terminate or suspend any part of the provision of the Contractual Settlement Services at its sole discretion immediately upon notice to the applicable Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

Section 6A.3 Purchase Consideration. The consideration payable in connection with a purchase transaction shall be debited from the appropriate deposit account of the Portfolio as of the time and date that funds would ordinarily be required to settle the transaction in the applicable market. The Custodian shall promptly recredit the amount at the time that the Portfolio or the Fund notifies the Custodian by Proper Instruction that the transaction has been canceled.

Section 6A.4 Sales and Redemptions. A provisional credit of an amount equal to the net sale price for a sale or redemption of securities or other financial assets shall be made to the account of the Portfolio as if the amount had been received as of the close of business on the date on which good funds would ordinarily be immediately available in the applicable market. The provisional credit will be made conditional upon the Custodian having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Custodian or its agent having possession of the securities of other financial assets (excluding financial assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead the Custodian or its agent to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

Section 6A.5. Reversals of Provisional Credits or Debits. The Custodian shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Custodian believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Custodian has not been provided Proper Instructions with respect thereto, as applicable. The Portfolio shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Custodian and may be debited from any deposit or other account held for benefit of the Portfolio.

3.	Each Fund hereby confirms, as of the date set forth above, its representations and warranties set forth in Section 20.7.1 of the Agreement.

4.	The Custodian hereby confirms, as of the date set forth above, its representations and warranties set forth in Section 20.7.2 of the Agreement.

5.	The Custodian and the Funds hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

6.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

7.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH OF THE MANAGEMENT INVESTMENT COMPANIES AND SERIES
SET FORTH ON APPENDIX A HERETO

By:	/s/ Nimish S. Bhatt
Name:	Nimish S. Bhatt
Title	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title	Executive Vice President

Amendment to Master Custodian Agreement

APPENDIX A

TO

Master Custodian Agreement

Management Investment Companies Registered with the SEC and Portfolios Thereof, If Any

Thornburg Investment Trust

Thornburg Better World International Fund

Thornburg California Limited Term Municipal Fund

Thornburg Capital Management Fund

Thornburg Core Growth Fund

Thornburg Developing World Fund

Thornburg Global Opportunities Fund

Thornburg Intermediate Municipal Fund

Thornburg International Growth Fund

Thornburg International Value Fund

Thornburg Investment Income Builder Fund

Thornburg Limited Term Income Fund

Thornburg Limited Term Municipal Fund

Thornburg Limited Term U.S. Government Fund

Thornburg Long/Short Equity Fund

Thornburg Low Duration Income Fund

Thornburg Low Duration Municipal Fund

Thornburg New Mexico Intermediate Municipal Fund

Thornburg New York Intermediate Municipal Fund

Thornburg Strategic Income Fund

Thornburg Strategic Municipal Income Fund

Thornburg Summit Fund

Thornburg Value Fund